Exhibit 99.1

FitLife Brands Announces its Participation at the 36th Annual

Roth Conference and Provides Operational Update

OMAHA, NE – March 15, 2024 – FitLife Brands, Inc. (“FitLife,” or the “Company”) (Nasdaq: FTLF), a provider of innovative and proprietary nutritional supplements and wellness products, today announced that it will participate in the 36th Annual Roth Conference on Monday, March 18, 2024. Investors who are interested in meeting with FitLife management should submit their requests through their Roth MKM representative.

In conjunction with its participation in the conference, the Company has prepared an updated investor presentation which will be filed with the Securities and Exchange Commission on Form 8-K in advance of the conference.

The Company plans to report its financial performance for fiscal 2023 with the Securities and Exchange Commission on Form 10-K prior to the April 1, 2024 filing deadline. However, in order to facilitate investor discussions, the Company is providing the following operational update regarding the Company’s performance subsequent to its most recently reported earnings as of September 30, 2023:

●	Net revenue for the full year 2023 is anticipated to be between $52-53 million, an increase of 81-84% compared 2022.
●	Adjusted EBITDA for the full year 2023 is anticipated to be between $10.0-10.5 million, an increase of 49-57% compared to 2022.
●	As of December 31st, 2023, the Company had $20.1 million outstanding on its term loan and no balance outstanding on its revolver.
●	As of December 31st, 2023, the Company had $1.1 million of unrestricted cash and $0.8 million of restricted cash.
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Subsequent to the end of the fiscal year, the Company made a scheduled amortization payment of $1.1 million on its term loan as well as a voluntary payment of $2.5 million on its term loan, bringing its currently outstanding funded indebtedness to $16.5 million and its net debt to $15.1 million.

About FitLife Brands

FitLife Brands is a developer and marketer of innovative and proprietary nutritional supplements and wellness products for health-conscious consumers. Across its 13 brands, FitLife markets over 300 different products primarily online, but also through domestic and international GNC® franchise locations as well as through more than 17,000 additional domestic retail locations. FitLife is headquartered in Omaha, Nebraska. For more information, please visit our website at www.fitlifebrands.com.

Forward-Looking Statements

Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this news release. Such factors may include, but are not limited to, the ability of the Company to continue to grow revenue, the Company’s ability to successfully integrate acquisitions, and the Company's ability to continue to achieve positive cash flow given the Company's existing and anticipated operating and other costs. Many of these risks and uncertainties are beyond the Company's control. Reference is made to the discussion of risk factors detailed in the Company's filings with the Securities and Exchange Commission including its reports on Form 10-K and 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Non-GAAP Financial Measures

This press release contains certain financial measures defined as “non-GAAP financial measures” by the SEC, including non-GAAP adjusted EBITDA. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

As presented herein, non-GAAP EBITDA excludes interest, foreign exchange gains and losses, income taxes, and depreciation and amortization. Adjusted non-GAAP EBITDA excludes, in addition to interest, taxes, depreciation and amortization, equity-based compensation, M&A/integration activities, restatement related expense and non-recurring gains or losses. The Company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expense and other items that may not be indicative of its core operating results and business outlook. The Company believes that the inclusion of non-GAAP measures in the financial presentation herein allows investors to compare the Company’s financial results with the Company’s historical financial results and is an important measure of the Company’s comparative financial performance.

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